Exhibit 99.1

ROYALTY PHARMA REPORTS SECOND QUARTER 2020 RESULTS

•	Strong double-digit growth in Net cash provided by operating activities (GAAP) and Adjusted Cash Receipts(1) (non-GAAP)

•	Company introduces 2020 guidance: Adjusted Cash Receipts expected to be $1,720 to $1,760 million

•	$1.7 billion of new acquisitions announced in 2020

NEW YORK, NY (August 12, 2020)—Royalty Pharma plc (Nasdaq: RPRX) today reported financial results for the second quarter of 2020 and introduced full-year 2020 guidance for Adjusted Cash Receipts(1) (a non-GAAP financial measure).

“2020 has been a landmark year for Royalty Pharma”, said Pablo Legorreta, Founder and Chief Executive Officer. “We achieved a major milestone with our initial public offering which raised $1.9 billion in capital to drive future growth. We have also announced approximately $1.7 billion in new transactions this year which reflects our unique position in the life sciences ecosystem. At the same time, we continue to see strong performance in our business. In the second quarter, Net cash provided by operating activities grew 33% and Adjusted Cash Receipts increased 24%, supporting Adjusted Cash Flow growth of nearly 50%. Additionally, the FDA approvals of Evrysdi, Trodelvy, Nurtec ODT and Tazverik during 2020 have expanded our portfolio of long duration assets and provide further diversification. As the biopharma industry experiences an extraordinary period of scientific advancement, Royalty Pharma expects to play a key role in funding innovation and to deliver attractive and sustained long-term growth for its shareholders,” Pablo Legorreta added.

GAAP financial results demonstrate strong operating cash flow generation and revenue growth

•	Cash provided by operating activities increased to $489 million compared with $368 million on a pro forma basis in the same period of 2019 primarily driven by higher royalty receipts.

•	Cash used in investing activities of $249 million largely reflected two royalty acquisitions.

•	Cash provided by financing activities of $1,579 million was driven by the receipt of IPO proceeds.

•	Total income and other revenues increased 12% driven by growth from the cystic fibrosis franchise and Imbruvica.

Non-GAAP financial results driven by double-digit increases across multiple products in the portfolio

•	Adjusted Cash Receipts(1) increased 24% on a pro forma basis led by the cystic fibrosis franchise and Imbruvica.

•	Adjusted Cash Flow(2) grew 47% on a pro forma basis to $369 million, enhanced by lower financing expenses.

Portfolio continues to expand with new approvals and royalty acquisitions

•

Recent royalty acquisitions include Prevymis (cytomegalovirus infection), IDHIFA (acute myeloid leukemia) and Evrysdi (spinal muscular atrophy) as well as an expanded funding agreement with Biohaven for Nurtec ODT and zavegepant, resulting in approximately $1.7 billion in announced transactions this year.

•	FDA approvals granted for Trodelvy (triple-negative breast cancer), Tazverik (follicular lymphoma) and Evrysdi.

	(unaudited)
	For the three months ended June 30
($ and shares in millions)	2020	2019(3) Pro Forma	Change
Net cash provided by operating activities (GAAP)	489	368	33%
Net cash used in investing activities (GAAP)	(249)	n/a	n/a
Net cash provided by financing activities (GAAP)	1,579	n/a	n/a

Total income and other revenues (GAAP)	511	458	12%

Adjusted Cash Receipts (1) (non-GAAP)	462	373	24%
Adjusted Cash Flow (2) (non-GAAP)	369	250	47%
Fully diluted shares outstanding as of June 30, 2020	607	n/a	n/a

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Second quarter financial results

			(unaudited)
			For the three months ended June 30
($ in millions)			2020	2019 Pro forma(3)	Change
Net cash provided by Operating activities (GAAP)			489	368	33%

Royalty Receipts:	Marketer:	Therapeutic Area:
Cystic fibrosis franchise	Vertex	Rare diseases	136	86	59%
Tysabri	Biogen	Neurology	93	82	13%
Imbruvica	AbbVie/Johnson & Johnson	Cancer	82	66	23%
HIV franchise	Gilead, others	Infectious disease	65	52	24%
Januvia, Janumet, other DPP-IVs	Merck & Co., others	Diabetes	35	41	(15)%
Xtandi	Pfizer, Astellas	Cancer	34	27	26%
Promacta	Novartis	Hematology	27	19	38%
Farxiga/Onglyza	AstraZeneca	Diabetes	8	—	n/a
Prevymis	Merck & Co.	Infectious diseases	6	—	n/a
Crysvita	Ultragenyx, Kyowa Kirin	Rare diseases	3	—	n/a
Erleada	Johnson & Johnson	Cancer	2	—	n/a
Emgality	Eli Lilly	Neurology	2	—	n/a
Lyrica	Pfizer	Neurology	6	35	(82)%
Letairis	Gilead	Cardiology	8	22	(66)%
Other Products (4)			79	55	43%

Total Royalty Receipts			585	486	20%

Distributions to non-controlling interests			(123)	(114)	8%

Adjusted Cash Receipts (non-GAAP) (1)			462	373	24%

Amounts shown in the table may not add due to rounding
The difference between Pro forma and reported results for Total Royalty Receipts relate to the treatment of Legacy SLP interest in “Other Products.”

Net cash provided by operating activities (GAAP) was $489 million in the three months ended June 30, 2020 compared to $368 million on a pro forma basis in the same period of the prior year. The primary driver was an increase in cash collections from financial royalty assets, primarily from the cystic fibrosis franchise and Imbruvica, as discussed below. In the second quarter of 2020, payments for interest were lower under the refinanced credit facilities while Development-stage funding payments reduced as a result of the completion of the funding arrangement with Pfizer in 2019.

Total Royalty Receipts were $585 million, an increase of 20% in the second quarter of 2020 compared to the same period of 2019 on a pro forma basis. This was largely attributable to the performance of the cystic fibrosis franchise, Imbruvica and the addition of new royalties, partially offset by a decrease in royalties for Lyrica and Letairis resulting from losses of exclusivity.

Drivers of royalty receipts in the quarter are discussed below, based on commentary from the marketers of the products underlying the royalties in the preceding quarter (as royalty receipts lag product performance by one calendar quarter).

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Cystic fibrosis franchise – Royalty receipts from Vertex’s cystic fibrosis franchise, which includes Kalydeco, Orkambi, Symdeko/Symkevi and Trikafta, all approved for patients with certain mutations causing cystic fibrosis, were $136 million in the second quarter of 2020, an increase of 59% compared to the same period of 2019 on a pro forma basis, primarily driven by the highly successful launch of Trikafta in the U.S.

•

Tysabri – Royalty receipts from Tysabri, which is marketed by Biogen for the treatment of multiple sclerosis, were $93 million in the second quarter of 2020, an increase of 13% compared to the same period of 2019.

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Imbruvica – Royalty receipts from Imbruvica, which is marketed by AbbVie and Johnson & Johnson for the treatment of blood cancers and chronic graft versus host disease, were $82 million in the second quarter of 2020, an increase of 23% compared to the same period of 2019.

•

HIV franchise – Royalty receipts from the HIV franchise, which is based on products marketed by Gilead that contain emtricitabine, including Biktarvy, Genvoya and Truvada, among others, were $65 million in the second quarter of 2020, an increase of 24% compared to the same period of 2019.

•

Januvia, Janumet, Other DPP-IVs – Royalty receipts from the DPP-IVs for type 2 diabetes, which include Januvia and Janumet, both marketed by Merck & Co., were $35 million in the second quarter of 2020, a decrease of 15% compared to the same period of 2019, reflecting continued pricing pressure in the U.S.

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Xtandi – Royalty receipts from Xtandi, which is marketed by Pfizer and Astellas for the treatment of prostate cancer, were $34 million in the second quarter of 2020, an increase of 26% compared to the same period of 2019, driven by demand across various prostate cancer indications.

•

Promacta – Royalty receipts from Promacta, which is marketed by Novartis for the treatment of chronic immune thrombocytopenia purpura (ITP) and aplastic anemia, were $27 million in the second quarter of 2020, an increase of 38% compared to the same period of 2019. Global growth was driven by increased use in ITP and further uptake as first-line treatment for severe aplastic anemia in the US. Royalty Pharma acquired the Promacta royalty in March 2019.

Distributions to non-controlling interests were $123 million in the second quarter of 2020, an increase of 8% compared to the same period of 2019 on a pro forma basis, which reduces royalty receipts to arrive at Adjusted Cash Receipts.

Adjusted Cash Receipts (non-GAAP) (1) were $462 million in the second quarter of 2020, an increase of 24% compared to the same period of 2019 on a pro forma basis, primarily as a result of performance of the cystic fibrosis franchise, Imbruvica and Other Products. This was partially offset by the increase in distributions to non-controlling interests as discussed above, as well as the decrease in royalty receipts from Lyrica and Letairis resulting from their losses of exclusivity.

Adjusted EBITDA (5) is a non-GAAP measure used by Royalty Pharma which comprises Adjusted Cash Receipts less payments for operating costs and professional services. In the second quarter of 2020, Adjusted EBITDA was $418 million, a 25% increase compared to Adjusted EBITDA of $333 million on a pro forma basis in 2019:

•	The increase was largely attributable to the 24% growth in Adjusted Cash Receipts.

•

Payments for operating and professional costs amounted to $44 million in the quarter (representing 9.6% of Adjusted Cash Receipts), versus $39 million (10.6% of Adjusted Cash Receipts) in the second quarter of 2019 on a pro forma basis.

Adjusted Cash Flow (2) is a non-GAAP measure which is comprised of Adjusted EBITDA less R&D funding, Net interest paid and miscellaneous other items relating to swap arrangements, investment in non-consolidated affiliates and contributions from non-controlling interests. In the second quarter of 2020, Adjusted Cash Flow was $369 million, a 47% increase compared to Adjusted Cash Flow of $250 million for the same period of 2019 on a pro forma basis. The increase was primarily driven by the growth in Adjusted Cash Receipts as well as lower Net interest paid and Development-stage funding payments. Items in the period included:

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Development-stage funding payments of $6 million in the second quarter was significantly lower than the $21 million in the same period in 2019, as ongoing R&D programs (primarily related to the Phase 3 adjuvant studies of Ibrance) reached completion at the end of 2019.

•	Net interest paid of $31 million was lower than the $57 million paid in the same period of 2019 on a pro forma basis due to the impact of debt refinancing and a reduction in interest rates.

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•	Investment in non-consolidated affiliates was $16 million, up from $10 million in the second quarter of 2019.

•	Contributions from non-controlling interest-R&D were $4 million in in the second quarter, as compared with $6 million in the year-ago period on a pro forma basis.

A more comprehensive discussion of the non-GAAP measures utilized by Royalty Pharma to manage its business can be found in the section of this earnings release entitled ‘Use of Non-GAAP Measures’.

Recent Events Related to our Portfolio

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Cystic fibrosis franchise: In June 2020, Vertex announced that EMA’s Committee for Medicinal Products for Human Use (CHMP) adopted a positive opinion for the triple combination therapy Kaftrio (ivacaftor/tezacaftor/elexacaftor) in a combination with Kalydeco in people ages 12 and older with cystic fibrosis with the most common genotype. If granted Marketing Authorization, people ages 12 and older in Europe who have one F508del mutation and one minimal function mutation will for the first time be able to benefit from a medicine that treats the underlying cause of the disease, and people 12 years of age and older who have two F508del mutations also will be eligible for the new triple combination regimen.

•

Tazverik (tazemetostat): In June 2020, Epizyme, Inc. announced that the U.S. Food and Drug Administration (FDA) granted accelerated approval of the supplemental New Drug Application (sNDA) for Tazverik for two distinct follicular lymphoma (FL) indications, including adult patients with relapsed or refractory FL whose tumors are positive for an EZH2 mutation as detected by an FDA-approved test and who have received at least two prior systemic therapies and adult patients with relapsed or refractory FL who have no satisfactory alternative treatment options.

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Ibrance (palbociclib): In May 2020, Pfizer reported that the independent data monitoring committee for the PALLAS trial had concluded after the recent interim analysis that the PALLAS trial is “unlikely to show a statistically significant improvement in the primary endpoint of invasive disease-free survival.” If Pfizer’s PENELOPE-B trial is successful, Royalty Pharma will be entitled to receive approval-based fixed milestone payments of $250 million.

•

Trodelvy (sacituzumab govitecan-hziy): In April 2020, Immunomedics announced that the FDA granted accelerated approval of Trodelvy (sacituzumab govitecan-hziy) for the treatment of patients with metastatic triple-negative breast cancer (TNBC) who have received at least two prior therapies for metastatic disease. Trodelvy is the first antibody-drug conjugate (ADC) approved by the FDA specifically for TNBC.

Summary of Recent Royalty Acquisition Activity

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Nurtec ODT (rimegepant) and zavegepant: In August 2020, Royalty Pharma announced an expanded agreement with Biohaven Pharmaceuticals for up to $450 million to fund the development of zavegepant and the commercialization of Nurtec ODT. To support the zavegepant Phase 3 program, Biohaven will receive a $150 million upfront payment and an additional $100 million payment upon the start of the oral zavegepant phase 3 program. Royalty Pharma will receive a royalty of 0.4% on Nurtec ODT, a royalty of up to 3% on zavegepant and success-based milestone payments based on zavegepant regulatory approvals. Royalty Pharma will also provide further support for the ongoing launch of Nurtec ODT through the purchase of committed, non-contingent Commercial Launch Preferred Equity for a total of $200 million payable between 2021 and 2024.

•

Evrysdi (risdiplam): In July 2020, Royalty Pharma acquired a royalty on Evrysdi, a development-stage product candidate for the treatment of Types 1, 2 and 3 spinal muscular atrophy (SMA), from PTC Therapeutics, Inc. in exchange for an upfront payment of $650 million. Evrysdi was subsequently approved by FDA on August 7, 2020, representing the first at home, oral treatment approved for infants, children and adults with all SMA types.

•

IDHIFA (enasidenib): In June 2020, Royalty Pharma acquired a royalty on IDHIFA, an approved product for the treatment of adult patients with relapsed or refractory acute myeloid leukemia (AML) with an isocitrate dehydrogenase-2 (IDH2) mutation, from Agios Pharmaceuticals, Inc. in exchange for an upfront payment of $255 million.

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Prevymis (letermovir): In April 2020, Royalty Pharma acquired a royalty on Prevymis, an approved product to prevent cytomegalovirus (CMV) infection in stem cell transplants, from AiCuris Anti-infective Cures GmbH in exchange for an upfront payment of $220 million.

Liquidity and Capital Resources

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At June 30, 2020, Royalty Pharma had cash, cash equivalents and marketable securities in the amount of $2,787 million and $5,912 million of long-term debt, inclusive of unamortized issuance cost and discount of $34 million.

•

Royalty Pharma’s initial public offering (IPO) was completed on June 18, 2020, whereby the company issued 89.3 million shares of Class A ordinary shares at a price to the public of $28 per share, of which 71.7 million and 17.7 million shares were offered by the company and selling shareholders, respectively. The number of Class A ordinary shares issued at closing included the exercise in full of the underwriters’ option to purchase 11.7 million additional Class A ordinary shares from the company. The company received net proceeds of approximately $1.9 billion from the IPO. The Class A ordinary shares began trading on the Nasdaq Global Select Market under the ticker symbol “RPRX” on June 16, 2020.

•	Following the IPO, Royalty Pharma has 607.1 million fully diluted shares outstanding.

2020 Financial Outlook

Royalty Pharma has provided guidance for 2020 as follows:

Provided August 12, 2020
Adjusted Cash Receipts (non-GAAP) excluding new transactions announced after the date of this release	$1,720 million to $1,760 million

The company also expects that Payments for operating and professional costs will be approximately 10% of Adjusted Cash Receipts in 2020.

Royalty Pharma today provides this guidance based on its first-half performance and on its most up-to-date view on the company’s prospects. This guidance assumes no major unforeseen adverse events and excludes the contributions from transactions announced subsequent to the date of this press release. Furthermore, Royalty Pharma reserves the right to amend its guidance in the event it engages in new royalty transactions which have a material near-term financial impact on the company.

Royalty Pharma has not reconciled its non-GAAP 2020 guidance to the most directly comparable GAAP measure, Net cash provided by operating activities, at this time due to the inherent difficulty in accurately forecasting and quantifying certain amounts that are necessary for such reconciliation, including, primarily, Payments for operating and professional costs, Distributions from non-consolidated affiliates, and Interest received. We are not able to forecast on a GAAP basis with reasonable certainty all adjustments needed in order to project net cash provided by operating activities at this time.

Earnings Conference Call

Royalty Pharma will host a conference call and simultaneous webcast to discuss this earnings release today at 8:00 AM, Eastern Time. A link to the webcast may be accessed from the ‘Investors’ page of Royalty Pharma’s website or at https://edge.media-server.com/mmc/p/2ujdenpf. Please allow at least five minutes for registering and accessing the presentation. A replay of the conference call and webcast will be archived on the company’s website for at least 30 days.

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To ask a question during the live broadcast or listen without Internet access, please dial in at least 15 minutes in advance to ensure a timely connection to the call. The dial in number to join the call is (833) 519-1253 from within the United States; the number for international callers is + 1 (914) 800-3826. Enter the passcode 6299563 when prompted.

About Royalty Pharma plc

Founded in 1996, Royalty Pharma is the largest buyer of biopharmaceutical royalties and a leading funder of innovation across the biopharmaceutical industry, collaborating with innovators from academic institutions, research hospitals and not-for-profits through small and mid-cap biotechnology companies to leading global pharmaceutical companies. Royalty Pharma has assembled a portfolio of royalties which entitles it to payments based directly on the top-line sales of many of the industry’s leading therapies. Royalty Pharma funds innovation in the biopharmaceutical industry both directly and indirectly—directly when it partners with companies to co-fund late-stage clinical trials and new product launches in exchange for future royalties, and indirectly when it acquires existing royalties from the original innovators. Royalty Pharma’s current portfolio includes royalties on more than 45 commercial products, including AbbVie and J&J’s Imbruvica, Astellas and Pfizer’s Xtandi, Biogen’s Tysabri, Gilead’s HIV franchise, Merck’s Januvia, Novartis’ Promacta, and Vertex’s Kalydeco, Symdeko and Trikafta, and four development-stage product candidates. For more information, visit www.royaltypharma.com.

Forward-Looking Statements

The information set forth herein does not purport to be complete or to contain all of the information you may desire. Statements contained herein are made as of the date of this document unless stated otherwise, and neither the delivery of this document at any time, nor any sale of securities, shall under any circumstances create an implication that the information contained herein is correct as of any time after such date or that information will be updated or revised to reflect information that subsequently becomes available or changes occurring after the date hereof.

This document contains statements that constitute “forward-looking statements” as that term is defined in the United States Private Securities Litigation Reform Act of 1995, including statements that express the company’s opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results, in contrast with statements that reflect historical facts. Examples include discussion of our strategies, financing plans, growth opportunities and market growth. In some cases, you can identify such forward-looking statements by terminology such as “anticipate,” “intend,” “believe,” “estimate,” “plan,” “seek,” “project,” “expect,” “may,” “will,” “would,” “could” or “should,” the negative of these terms or similar expressions. Forward-looking statements are based on management’s current beliefs and assumptions and on information currently available to the company. However, these forward-looking statements are not a guarantee of our performance, and you should not place undue reliance on such statements. Forward-looking statements are subject to many risks, uncertainties and other variable circumstances, and other factors. Such risks and uncertainties may cause the statements to be inaccurate and readers are cautioned not to place undue reliance on such statements. Many of these risks are outside of the company’s control and could cause its actual results to differ materially from those it thought would occur. The forward-looking statements included in this document are made only as of the date hereof. The company does not undertake, and specifically declines, any obligation to update any such statements or to publicly announce the results of any revisions to any such statements to reflect future events or developments, except as required by law.

Certain information contained in this document relates to or is based on studies, publications, surveys and other data obtained from third-party sources and the company’s own internal estimates and research. While the company believes these third-party sources to be reliable as of the date of this document, it has not independently verified, and makes no representation as to the adequacy, fairness, accuracy or completeness of, any information obtained from third-party sources. In addition, all of the market data included in this document involves a number of assumptions and limitations, and there can be no guarantee as to the accuracy or reliability of such assumptions. Finally, while the company believes its own internal research is reliable, such research has not been verified by any independent source.

For further information, please reference our reports and documents filed with the U.S. Securities and Exchange Commission (SEC). You may get these documents by visiting EDGAR on the SEC website at www.sec.gov.

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Use of Non-GAAP Measures

Adjusted Cash Receipts, Adjusted EBITDA and Adjusted Cash Flow are non-GAAP measures presented as supplemental measures to our GAAP financial performance. These non-GAAP financial measures exclude the impact of certain items and therefore have not been calculated in accordance with GAAP. In each case, because our operating performance is a function of our liquidity, the non-GAAP measures used by management are presented and defined as supplemental liquidity measures. We caution readers that amounts presented in accordance with our definitions of Adjusted Cash Receipts, Adjusted EBITDA, and Adjusted Cash Flow may not be the same as similar measures used by other companies. Not all companies and analysts calculate the non-GAAP measures we use in the same manner. We compensate for these limitations by using non-GAAP financial measures as supplements to GAAP financial measures and by presenting the reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measures, in each case being Net cash provided by operating activities.

We believe that Adjusted Cash Receipts and Adjusted Cash Flow provide meaningful information about our operating performance because the business is heavily reliant on its ability to generate consistent cash flows and these measures reflect the core cash collections and cash charges comprising our operating results. Management strongly believes that our significant operating cash flow is one of the attributes that attracts potential investors to our business.

In addition, we believe that Adjusted Cash Receipts and Adjusted Cash Flow help identify underlying trends in the business and permit investors to more fully understand how management assesses the performance of the company, including planning and forecasting for future periods. Adjusted Cash Receipts and Adjusted Cash Flow are used by management as key liquidity measures in the evaluation of the company’s ability to generate cash from operations. Both measures are an indication of the strength of the company and the performance of the business. Management uses Adjusted Cash Receipts and Adjusted Cash Flow when considering available cash, including for decision-making purposes related to funding of acquisitions, voluntary debt repayments, dividends and other discretionary investments. Further, these non-GAAP financial measures help management, the audit committee, and investors evaluate the company’s ability to generate liquidity from operating activities.

Management believes that Adjusted EBITDA is an important non-GAAP measure in analyzing our liquidity and is a key component of certain material covenants contained within the company’s Credit Agreement. Noncompliance with the interest coverage ratio and leverage ratio covenants under the credit agreement could result in our lenders requiring the company to immediately repay all amounts borrowed. If we cannot satisfy these financial covenants, we would be prohibited under our credit agreement from engaging in certain activities, such as incurring additional indebtedness, paying dividends, making certain payments, and acquiring and disposing of assets. Consequently, Adjusted EBITDA is critical to the assessment of our liquidity.

Management uses Adjusted Cash Flow to evaluate its ability to generate cash and performance of the business and to evaluate the company’s performance as compared to its peer group. Management also uses Adjusted Cash Flow to compare its performance against non-GAAP adjusted net income measures used by many companies in the biopharmaceutical industry, even though each company may customize its own calculation and therefore one company’s metric may not be directly comparable to another’s. We believe that non-GAAP financial measures, including Adjusted Cash Flow, are frequently used by securities analysts, investors, and other interested parties to evaluate companies in our industry.

The non-GAAP financial measures used in this earnings release have limitations as analytical tools, and you should not consider them in isolation or as a substitute for the analysis of our results as reported under GAAP. The company has provided a reconciliation of each non-GAAP financial measure, except for its non-GAAP outlook to the most directly comparable GAAP financial measure, in each case being Net cash provided by operating activities at Table 5.

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Royalty Pharma plc

Condensed Consolidated Income Statement (unaudited)

Table 1

	(As reported)
	For the three months ended June 30
($ in millions)	2020	2019
Total income and revenues
Income from financial royalty assets	474	417
Revenue from intangible royalty assets	33	35
Other royalty income	3	5

Total income and other revenues	511	458

Operating expenses
Research and development funding expense	6	21
Provision for changes in expected cash flows from financial royalty assets	47	72
Amortization of intangible assets	6	6
General and administrative expenses	43	30

Total operating expenses, net	102	130

Operating income	409	328

Other (income)/expense
Equity in (earnings)/loss of non-consolidated affiliates	(29)	8
Interest expense	34	69
Other (income)/expense	(198)	72

Total other (income)/expense, net	(193)	149

Consolidated net income before tax	602	179
Income tax expense	—	—
Consolidated net income	602	179
Less: Net income attributable to non-controlling interest	(160)	(27)

Net income attributable to controlling interest	442	152

Amounts may not add due to rounding.

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Royalty Pharma plc

Selected Balance Sheet Data

Table 2

	(unaudited)
($ in millions)	As of June 30, 2020	As of December 31, 2019
Cash and cash equivalents	2,443	284
Marketable securities	344	57

Total assets	15,686	12,450

Current portion of long-term debt	182	282
Long-term debt, excluding current portion	5,730	5,956

Total liabilities	6,291	6,308

Total shareholders’ equity	9,395	6,141

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Royalty Pharma plc

Condensed Consolidated Statements of Cash Flows (unaudited)

Table 3

	(As reported)		(As reported)
	For the three months ended June 30		For the six months ended June 30
($ in millions)	2020	2019	2020	2019
Cash flows from operating activities:
Cash collections from financial royalty assets	515	427	1,004	895
Cash collections from intangible royalty assets	35	41	70	74
Other royalty cash collections	8	7	9	21
Interest received	1	4	4	14
Swap collateral received	—	—	45	0.4
Swap collateral posted	—	(26)	—	(27)
Swap termination payments	—	—	(35)	—
Distributions from non-consolidated affiliates	12	—	32	14
Development-stage funding payments—ongoing	(6)	(21)	(13)	(44)
Payments for operating and professional costs	(44)	(29)	(70)	(47)
Interest paid	(32)	(66)	(83)	(130)

Net cash provided by operating activities	489	337	960	770

Cash flows from investing activities:
Distributions from non-consolidated affiliates	15	—	15	—
Purchases of available for sale debt securities	—	(125)	—	(125)
Purchase of equity securities	—	—	(50)	—
Proceeds from available for sale debt securities	—	—	—	150
Purchase of marketable securities	—	—	(637)	—
Proceeds from sales and maturities of marketable securities	227	—	354	—
Investments in non-consolidated affiliates	(16)	(10)	(29)	(19)
Acquisitions of financial royalty assets	(475)	(23)	(575)	(1,232)
Milestone payments	—	—	—	(250)

Net cash used in investing activities	(249)	(158)	(922)	(1,476)

Cash flows from financing activities:
Distributions to shareholders/unitholders	(144)	(198)	(285)	(396)
Distributions to non-controlling interest	(123)	(36)	(285)	(78)
Distributions to non-controlling interest – other	(28)	—	(28)	—
Contributions from non-controlling interest- acquisitions	—	—	17	—
Contributions from non-controlling interest- R&D	4	—	5	—
Contributions from non-controlling interest- other	—	—	13	—
Scheduled repayments of long-term debt	(47)	(74)	(94)	(147)
Repayments of long-term debt	—	—	(5,170)	—
Proceeds from issuance of long-term debt	—	—	6,040	—
Debt issuance costs and other	(1)	(2)	(9)	—
Purchase of treasury interests	—	—	—	(4)
Proceeds from issuance of ordinary shares upon initial public offering, net of offering costs	1,918	—	1,918	—

Net cash provided by / (used in) financing activities	1,579	(310)	2,122	(625)

Net change in cash and cash equivalents	1,819	(132)	2,160	(1,331)
Cash and cash equivalents, beginning of period	624	(916)	284	1,924

Cash and cash equivalents, end of period	2,443	(1,047)	2,443	593

Amounts may not add due to rounding.

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Royalty Pharma plc

Non-GAAP Financial Measures (unaudited)

Table 4

	For the three months ended June 30
($ in millions)	2020	2019 Pro Forma(3)	change
Net cash provided by Operating activities (GAAP)	489	368	33%
Products:
Cystic fibrosis franchise	136	86	59%
Tysabri	93	82	13%
Imbruvica	82	66	23%
HIV franchise	65	52	24%
Januvia, Janumet, Other DPP-IVs	35	41	(15)%
Xtandi	34	27	26%
Promacta	27	19	38%
Farxiga/Onglyza	8	—	n/a
Prevymis	6	—	n/a
Crysvita	3	—	n/a
Erleada	2	—	n/a
Emgality	2	—	n/a
Lyrica	6	35	(82)%
Letairis	8	22	(66)%
Other Products (4)	79	55	43%

Total Royalty Receipts	585	486	20%

Distributions to non-controlling interest	(123)	(114)	8

Adjusted Cash Receipts (non-GAAP) (1)	462	373	24%

Payments for operating and professional costs	(44)	(39)	12%

Adjusted EBITDA (non-GAAP) (5)	418	333	25%

Development-stage funding payments – ongoing	(6)	(21)	(73)%
Interest paid, net	(31)	(57)	(46)%
Investment in non-consolidated affiliates	(16)	(10)	64%
Contributions from non-controlling interest- R&D	4	6	(30)

Adjusted Cash Flow (non-GAAP) (2)	369	250	47%

Amounts may not add due to rounding.

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Royalty Pharma plc

GAAP to Non-GAAP Reconciliation (unaudited)

Table 5

	For the three months ended June 30
($ in millions)	2020	2019 Pro Forma(3)
Net cash provided by operating activities (GAAP)	489	368

Adjustments:
Distributions from non-consolidated affiliates - investing(6)	15	—
Interest paid, net (6)	31	57
Development-stage funding payments – ongoing (7)	6	21
Payments for operating and professional costs	44	39
Swap termination payments	—	—
Distributions to non-controlling interests (6)	(123)	(114)

Adjusted Cash Receipts (non-GAAP) (1)	462	373

Net cash provided by operating activities (GAAP)	489	368
Adjustments:
Distributions from non-consolidated affiliates—investing(6)	15	—
Interest paid, net (6)	31	57
Development-stage funding payments – ongoing (7)	6	21
Swap termination payments	—	—
Distributions to non-controlling interests (6)	(123)	(114)
Swap collateral posted or (received), net (6)	—	—

Adjusted EBITDA (non-GAAP) (5)	418	333

Net cash provided by operating activities (GAAP)	489	368
Adjustments:
Distributions from non-consolidated affiliates - investing(6)	15	—
Contribution from non-controlling interest- R&D (6)	4	6
Distributions to non-controlling interests (6)	(123)	(114)
Investment in non-consolidated affiliates (6) (8)	(16)	(10)

Adjusted Cash Flow (non-GAAP) (2)	369	250

Amounts may not add due to rounding.

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Notes

(1)

Adjusted Cash Receipts is a measure calculated with inputs directly from the Statement of Cash Flows and includes (1) royalty receipts: (i) Cash collections from royalty assets (financial assets and intangible assets), (ii) Other royalty cash collections, (iii) Distributions from non-consolidated affiliates, plus (2) Proceeds from available for sale debt securities (Tecfidera milestone payments), and less (3) Distributions to non-controlling interest, which represents distributions to our historical non-controlling interest attributable to a de minimis interest in RPCT held by certain legacy investors and to a new non-controlling interest that was created as a result of the Exchange Offer Transactions in February 2020 related to the Legacy Investors Partnerships’ ownership of approximately 18% in Old RPI. See our Prospectus for additional discussion. See GAAP to Non-GAAP reconciliation at Table 5.

(2)

Adjusted Cash Flow is defined as Adjusted EBITDA less (1) Development-stage funding payments – ongoing, (2) Interest paid, net, (3) Swap collateral (posted) or received, net, (4) Swap termination payments, and (5) Investment in non-consolidated affiliates, and plus (1) Contributions from non-controlling interest- R&D, all directly reconcilable to the Statement of Cash Flows. See GAAP to Non-GAAP reconciliation at Table 5.

(3)

To aid in comparability, three months ended June 30, 2019 figures are presented on an unaudited pro forma basis, which adjusts certain cash flow line items as if Royalty Pharma’s Reorganization Transactions (as described in the Company’s final prospectus filed with the SEC on June 17, 2020 (‘Prospectus’)) and its initial public offering (IPO) had taken place on January 1, 2019. The most significant difference between the pro forma and reported figures is the new non-controlling interest that resulted from the Reorganization Transactions. A new contractual non-controlling interest arose in the Reorganization transaction that results in a higher distribution to non-controlling interests on a pro forma basis as compared to prior historical periods. Less material differences also arise in the Royalty Receipts line for ‘Other Products’ as well as Payments for operating and professional costs, and interest paid, net.

(4)

Other Products include royalties on the following products: Bosulif (a product co-developed by our joint venture investee, Avillion, for which receipts are presented as Distributions received from nonconsolidated affiliates on the Statement of Cash Flows), Cimzia, Conbriza/Fablyn/Viviant, Entyvio, Lexiscan, Mircera, Myozyme, Nesina, Prezista, Priligy, Rotateq, Savella, Soliqua and Thalomid. Other Products also include contributions from the Legacy SLP Interest and a distribution from Avillion in respect of the Merck KGaA Asset, for which development ceased in 2020, and for which the receipt is presented as Distributions received from non-consolidated affiliates in both the operating and investing section of the Statement of Cash Flows.

(5)

Adjusted EBITDA is important to our lenders and is defined under the credit agreement Adjusted Cash Receipts less payments for operating and professional costs. Operating and professional costs are comprised of Payments for operating costs and professional services and Payments for rebates from the Statement of Cash Flows. See GAAP to Non-GAAP reconciliation at Table 5.

(6)	The table below shows the line item for each adjustment and the direct location for such line item on the Statement of Cash Flows.

Reconciling adjustment	Statement of Cash Flows classification
Investments in non-consolidated affiliates	Investing activities
Distributions to non-controlling interests	Financing activities
Interest paid, net	Operating activities (Interest paid less Interest received)
Contributions from non-controlling interest- R&D	Financing activities
Distributions from non-consolidated affiliates—investing	Investing activities

(7)

Our lenders consider all payments made to support R&D activities for products undergoing late-stage development similar to asset acquisitions as these funds are expected to generate operational returns in the future. All development-stage funding payments—ongoing and upfront—run through R&D funding expense in net income and are added back in aggregate to Net cash provided by operating activities to arrive at Adjusted EBITDA. As a result, Adjusted EBITDA captures the full add-back for R&D funding payments while Adjusted Cash Flow only reflects the add-back for the upfront portion of development-stage funding payments due to the fact that development-stage funding payments – ongoing are considered an ongoing business expense.

(8)

We consider all payments to fund our operating joint ventures that are performing research and development activities for products undergoing late stage development similar to asset acquisitions as these funds are expected to generate operational returns in the future. As a result, amounts funded through capital calls by our equity method investees, the Avillion entities, are added back to Adjusted Cash Flow.

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